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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*



                          PANACOS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   69811Q 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------------                              -------------------------
CUSIP No.                              13G             Page 2 of 11 Pages
-------------------------                              -------------------------


 1.      NAMES OF REPORTING PERSONS

         Great Point Partners, LLC

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
         37-1475292

 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)    [_]

         (b)    [_]


--------------------------------------------------------------------------------
 3.      SEC USE ONLY



--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES          5.    SOLE VOTING POWER

  BENEFICIALLY                  0

 OWNED BY EACH            6.    SHARED VOTING POWER
                                                             2,180,015
REPORTING PERSON
                          7.    SOLE DISPOSITIVE POWER
     WITH
                                0

                          8.    SHARED DISPOSITIVE POWER

                                                             2,180,015

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,180,015

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                           [_]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               4.31%

12.      TYPE OF REPORTING PERSON (See Instructions)

               OO

-------------------------                              -------------------------
CUSIP No.                              13G             Page 3 of 11 Pages
-------------------------                              -------------------------


 1.      NAMES OF REPORTING PERSONS

         Biomedical Value Fund, L.P.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
         37-1475295

 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)    [_]

         (b)    [_]


--------------------------------------------------------------------------------
 3.      SEC USE ONLY



--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES          5.    SOLE VOTING POWER

  BENEFICIALLY                                               0

 OWNED BY EACH            6.    SHARED VOTING POWER
                                                             1,082,916
REPORTING PERSON
                          7.    SOLE DISPOSITIVE POWER
     WITH
                                                             0
                          8.    SHARED DISPOSITIVE POWER

                                                             1,082,916

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,082,916

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                           [_]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.14%

12.      TYPE OF REPORTING PERSON (See Instructions)

                PN

-------------------------                              -------------------------
CUSIP No.                              13G             Page 4 of 11 Pages
-------------------------                              -------------------------


 1.      NAMES OF REPORTING PERSONS

         Biomedical Offshore Value Fund, Ltd.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
         N/A

 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)    [_]

         (b)    [_]


--------------------------------------------------------------------------------
 3.      SEC USE ONLY



--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

NUMBER OF SHARES          5.    SOLE VOTING POWER

  BENEFICIALLY                                               0

 OWNED BY EACH            6.    SHARED VOTING POWER
                                                             1,097,099
REPORTING PERSON
                          7.    SOLE DISPOSITIVE POWER
     WITH                                                    0

                          8.    SHARED DISPOSITIVE POWER

                                                             1,097,099

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,097,099

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                           [_]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.18%

12.      TYPE OF REPORTING PERSON (See Instructions)

               CO

-------------------------                              -------------------------
CUSIP No.                              13G             Page 5 of 11 Pages
-------------------------                              -------------------------


 1.      NAMES OF REPORTING PERSONS

         Dr. Jeffrey R. Jay, M.D.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)    [_]

         (b)    [_]


--------------------------------------------------------------------------------
 3.      SEC USE ONLY



--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

NUMBER OF SHARES          5.    SOLE VOTING POWER

  BENEFICIALLY                                               0

 OWNED BY EACH            6.    SHARED VOTING POWER
                                                             2,180,015
REPORTING PERSON
                          7.    SOLE DISPOSITIVE POWER
     WITH                                                    0

                          8.    SHARED DISPOSITIVE POWER

                                                             2,180,015

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,180,015

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)                                           [_]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               4.31%

12.      TYPE OF REPORTING PERSON (See Instructions)

               IN

-------------------------                              -------------------------
CUSIP No.                              13G             Page 6 of 11 Pages
-------------------------                              -------------------------


     ITEM 1.

                    (a)       Name of Issuer

                              Panacos Pharmaceuticals, Inc.

                    (b)       Address of Issuer's Principal Executive Offices

                              134 Coolidge Avenue
                              Watertown, MA  02472

     ITEM 2.

                      (a)     Name of Person Filing

                              Great Point Partners, LLC
                              Biomedical Value Fund, L.P.
                              Biomedical Offshore Value Fund, Ltd.
                              Dr. Jeffrey R. Jay, M.D.

                    The Reporting Persons have entered into a Joint Filing Statement, dated February 14, 2007, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                    (b) Address of Principal Business Office, or if none, Residence

                         The address of the principal business office of each of the Reporting Persons is

                                  165 Mason Street, 3rd Floor
                                  Greenwich, CT 06830

                    (c)  Citizenship

                    Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is an exempted company incorporated under the provisions of the Companies Law of the Cayman Islands. Dr. Jeffrey R. Jay, M.D. is a citizen of the United States.

                    (d)  Title of Class of Securities

                         Common Stock

                    (e)  CUSIP Number

                         69811Q 10 6

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(b) OR 240.13D.2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                             Not Applicable.

                    (a)  [_]  Broker or dealer registered under Section 15 of
                              the Act (15 U.S.C. 78o)

-------------------------                              -------------------------
CUSIP No.                              13G             Page 7 of 11 Pages
-------------------------                              -------------------------

                 (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15
                           U.S.C. 78c).

                 (c)  [_]  Insurance company as defined in Section 3(a)(19)
                           of the Act (15. U.S.C. 78c).

                 (d)  [_]  Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
                           80a-8).

                 (e)  [_]  An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E).

                 (f)  [_]  An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F).

                 (g)  [_]  A parent holding company or control person in
                           accordance with ss.240.13d-1(b)(1)(ii)(G).

                 (h)  [_]  A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813).

                 (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                 (j)  [_]  Group, in accordance with  ss.240.13d-1(b)(1)(ii)(J).

     ITEM 4.     OWNERSHIP

                 Biomedical Value Fund, L.P. ("BVF") is the direct beneficial owner of 1,082,916 shares of Common Stock of the Issuer (the "BVF Shares"). Great Point GP, LLC, is the general partner of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Great Point Partners, LLC is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares.

                 Biomedical Offshore Value Fund, Ltd. ("BOVF") is the direct beneficial owner of 1,097,099 shares of Common Stock of the Issuer (the "BOVF Shares"). Great Point Partners, LLC is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.

                 Notwithstanding the above, Great Point Partners, LLC and Dr. Jay disclaim beneficial ownership of the BVF Shares and the BOVF Shares and Great Point GP, LLC disclaims beneficial ownership of the BVF Shares, except to the extent of their respective pecuniary interests.

                 The Information in Items 1 and 5 through 11 on the cover pages of this Amendment No. 3 to Schedule 13G is hereby incorporated by reference.

                 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                 1. GREAT POINT PARTNERS, LLC

                 (a) Amount beneficially owned: 2,180,015

-------------------------                              -------------------------
CUSIP No.                              13G             Page 8 of 11 Pages
-------------------------                              -------------------------

             b)    Percent of class: 4.31%.

             c)    Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote:  - 0 -

                   (ii)   Shared power to vote or to direct the vote:
                          2,180,015

                   (iii)  Sole power to dispose or to direct the disposition of:
                           - 0 -.

                   (iv) Shared power to dispose or to direct the disposition of: 2,180,015

             2.    BIOMEDICAL VALUE FUND, L.P.

             (a)   Amount beneficially owned: 1,082,916

             (b)   Percent of class: 2.14%.

             (c)   Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote: 1,082,916

                   (ii)   Shared power to vote or to direct the vote: 0.

                   (iii)  Sole power to dispose or to direct the disposition of:
                          1,082,916

                   (iv) Shared power to dispose or to direct the disposition of: 0.

             2.    BIOMEDICAL OFFSHORE VALUE FUND, LTD.

             (a)   Amount beneficially owned: 1,097,099

             (b)   Percent of class: 2.18%.

             (c)   Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote: 1,097,099

                   (ii)   Shared power to vote or to direct the vote: 0.

                   (iii)  Sole power to dispose or to direct the disposition of:
                          1,097,099

                   (iv) Shared power to dispose or to direct the disposition of: 0.

             2.    DR. JEFFREY R. JAY, M.D.

             (a)   Amount beneficially owned: 2,180,015

             (b)   Percent of class: 4.31%.

             (c)   Number of shares as to which the person has:

                   (i)    Sole power to vote or to direct the vote: 0

                   (ii)   Shared power to vote or to direct the vote: 2,180,015

                   (iii)  Sole power to dispose or to direct the disposition of:
                          0

                   (iv) Shared power to dispose or to direct the disposition of: 2,180,015

-------------------------                              -------------------------
CUSIP No.                              13G             Page 9 of 11 Pages
-------------------------                              -------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                See item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable.

ITEM 10.        CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

-------------------------                              -------------------------
CUSIP No.                              13G             Page 10 of 11 Pages
-------------------------                              -------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007

                                  GREAT POINT PARTNERS, LLC

                                  By:  /S/ DR. JEFFREY R. JAY, M.D.
                                       -----------------------------------------
                                       Dr. Jeffrey R. Jay, M.D.,
                                         as senior managing member


                                  BIOMEDICAL VALUE FUND, L.P.

                                  By: Great Point GP, LLC,
                                          as general partner

                                  By:  /S/ DR. JEFFREY R. JAY, M.D.
                                       -----------------------------------------
                                       Dr. Jeffrey R. Jay, M.D.,
                                         as senior managing member

                                  BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                  By: Great Point Partners, LLC,
                                          as investment manager

                                  By:  /S/ DR. JEFFREY R. JAY, M.D.
                                       -----------------------------------------
                                       Dr. Jeffrey R. Jay, M.D.,
                                         as senior managing member



                                  /S/ DR. JEFFREY R. JAY, M.D.
                                  ----------------------------------------------
                                  DR. JEFFREY R. JAY, M.D.

                                                                       EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date:  February 14, 2007

                                    GREAT POINT PARTNERS, LLC

                                    By:  /S/ DR. JEFFREY R. JAY, M.D.
                                         ---------------------------------------
                                         Dr. Jeffrey R. Jay, M.D.,
                                           as senior managing member


                                    BIOMEDICAL VALUE FUND, L.P.

                                    By: Great Point GP, LLC,
                                            as general partner

                                    By:  /S/ DR. JEFFREY R. JAY, M.D.
                                         ---------------------------------------
                                         Dr. Jeffrey R. Jay, M.D.,
                                           as senior managing member

                                    BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                    By: Great Point Partners, LLC,
                                            as investment manager

                                    By:  /S/ DR. JEFFREY R. JAY, M.D.
                                         ---------------------------------------
                                         Dr. Jeffrey R. Jay, M.D.,
                                           as senior managing member



                                    /S/ DR. JEFFREY R. JAY, M.D.
                                    --------------------------------------------
                                    DR. JEFFREY R. JAY, M.D.